CERTIFICATE OF DESIGNATION OF THE
SERIES A PREFERRED STOCK
OF
FOOTHILLS EXPLORATION, INC.

Pursuant to Section 151 of the
General Corporation Law of the
State of Delaware

The undersigned, Bruno P. Allaire, hereby certifies that he is the duly appointed President, Chief Executive Officer and Secretary of Foothills Exploration, Inc., a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), and he hereby further certifies that the resolutions set forth below were adopted by the Board of Directors of the Corporation (the "Board") on May 26, 2020, in accordance with the provisions of its Certificate of Incorporation (as amended, the "Certificate of Incorporation") and bylaws. The Certificate of Incorporation confers upon the Board the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix the powers, designations, preferences and rights of the shares of each such series and any qualifications, limitations or restrictions thereof. On May 26, 2020, the Board of Directors duly adopted the following resolutions creating a series of preferred stock designated as the Series A Preferred Stock, comprised initially of 10,000,000 shares and such resolutions have not been modified and are in full force and effect on the date hereof:

RESOLVED, that pursuant to the authority expressly vested in the Board of Directors of the Corporation by the Certificate of Incorporation, as amended (the "***Certificate of Incorporation***") and in accordance in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors hereby fixes the powers, designation, preferences and relative, participating, optional and other special rights, and the qualifications. limitations and restrictions, of the Series A Preferred Stock; and

RESOLVED FURTHER, that the Corporation is authorized to issue Series A Preferred Stock on the following terms and with the provisions herein set forth:

1. Designation and Number of Shares. Of the 25,000,000 shares of preferred stock, $0.0001 par value per share ("***Preferred Stock***") authorized pursuant to the Third Article of the Certificate of Incorporation, 10,000,000 shares are hereby designated as Series A Preferred Stock, par value $0.0001 per share (the "***Series A Preferred Stock***").

2. Liquidation Preference. Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary (each, a "***Liquidation Event***"), each holder of Series A Preferred Stock shall be entitled to receive for each share of each series of Series A Preferred Stock then held, out of the proceeds available for distribution the amount of cash, securities or other property to which such holder would be entitled to receive in a Liquidation Event with respect to such shares if such shares had been converted into shares of the Corporation's common stock, par value $0.0001 per share ("***Common Stock***"), immediately prior to such Liquidation Event, as described further below.

3. Dividends. The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock (other than dividends on shares of Common Stock payable in shares of Common Stock) unless each holder of the Series A Preferred Stock receives, simultaneously with such dividend paid to the holders of Common Stock, a dividend on each outstanding share of Series A Preferred Stock in an amount

equal to the amount it would be entitled to receive if such shares had been converted into shares of Common Stock.

4. Voting Rights. The holders of record of shares of Series A Preferred Stock shall be entitled to the following voting rights:

(a) Those voting rights required by applicable law;

(b) the right, voting with the holders of Common Stock together as a single class on an as-if-converted basis, to elect all members of the Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such director;

(c) the right, voting as a separate class, following a Change of Control (as defined below), to elect a majority of the members of the Corporation's Board of Directors at each meeting or pursuant to each consent of the Corporation's stockholders for the election of directors, and to remove from office such directors and to fill any vacancy caused by the resignation, death or removal of such directors; and

(d) the right to vote with the holders of Common Stock together as a single class on an as-if-converted basis upon all other matters submitted to holders of Common Stock for a vote.

(e) Whenever holders of Series A Preferred Stock are required or permitted to take any action by vote, such action may be taken without a meeting on written consent, setting forth the action so taken and signed by the holders of the outstanding shares of Series A Preferred Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all such shares entitled to vote thereon were present and voted.

(f) For the purposes of this Section 4, a "***Change of Control***" of the Corporation shall be deemed to have occurred at such time (if any), that individuals who as of the date that shares of Series A Preferred Stock are first issued (the "***Original Issuance Date***") constituted the Board of Directors of the Corporation (together with any new directors whose election or nomination for election to the Board of Directors was approved by (i) a vote of at least a majority the directors of the Corporation then still in office who were either directors on the Original issuance Date at the beginning of such period, or whose election or nomination for election was previously so approved. or (ii) the holders of a majority of the outstanding shares of Series A Preferred Stock), cease for any reason to constitute a majority of the Board of Directors.

(g) For the purposes of this Section 4, a Change of Control of the Corporation shall also mean the occurrence of any of the following:

(i) The acquisition, directly or indirectly, in one transaction or a series of related transactions, by any person or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) of the beneficial ownership of securities of the Corporation possessing more than fifty percent (50%) of the total combined voting power of all outstanding securities of the Corporation; provided, however. that a Change in Control shall not result upon such acquisition of beneficial ownership. if such acquisition occurs as a result of a public offering of the Corporation's securities or any financing transaction or series of financing transactions;

(ii) The consummation of a merger or consolidation in which the Corporation is not the surviving entity, except for a transaction in which the holders of the outstanding voting securities of the Corporation immediately prior to such merger or consolidation hold as a result of holding Corporation securities prior to such transaction, in the aggregate, securities possessing at least fifty percent (50%) of the total combined, voting power of all outstanding voting securities of the surviving entity (or its parent) immediately after such merger or consolidation;

(iii) A reverse merger in which the Corporation is the surviving entity but in which the holders of the outstanding voting securities of the Corporation immediately prior to such merger hold, in the aggregate, securities possessing less than fifty percent of the total combined voting power of all outstanding voting securities of the Corporation or the acquiring entity immediately after such merger; and

(iv) The sale, transfer, or other disposition (in one transaction or a series of related transactions) of all or substantially all of the assets of the Corporation, except for a transaction in which, the holders of the outstanding voting securities of the Corporation immediately prior to such transaction(s) receive as a distribution with respect to securities of the Corporation, in the aggregate, securities possessing at least fifty; percent (50%) of the total combined voting power of all outstanding voting securities of the acquiring entity (or its parent) immediately after such transaction(s).

5. Optional Conversion.

(a) Conversion. Subject to and in compliance with the provisions of this Section 5, any shares of Series A Preferred Stock may, at the option of the holder, be converted at any time into fully paid and nonassessable shares of Common Stock. The number of shares of Common Stock to which a holder of Series A Preferred Stock initially shall be entitled upon conversion shall be a product resulting from the quotient obtained by dividing \$0.02 by \$0.0001 (the "***Conversion Rate***") multiplied by the number of shares of Series A Preferred Stock being converted by the holder.

(b) Conversion Procedure. Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or any transfer agent for the Series A Preferred Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series A Preferred Stock being converted. Thereupon, the Corporation shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash any declared and unpaid dividends on the shares of Series A Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series A Preferred Stock to be convened, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

6. Adjustments to Conversion Rate and Reorganizations. The Conversion Rate for the number of shares of Common Stock into which the Series A Preferred Stock shall be converted on a conversion under Section 5 (a "***Conversion***") shall be subject to adjustment from time to time as hereinafter set forth:

(a) Stock Dividends, Recapitalization, Reclassification, Split-Ups. If prior to the date of the Conversion, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock, or by a stock split, recapitalization or reclassification of shares of Common Stock, or other similar event, including any conversion of the Corporation's debt into Common Stock, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on a Conversion shall be increased in proportion to such increase in outstanding shares of Common Stock.

(b) Aggregation of Shares. If prior to or on the date of the Conversion, the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on a Conversion of the Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(c) Change Resulting from Reorganization or Change in Par Value, Issuances of New Shares, etc. In case of any reclassification or reorganization of the outstanding shares of Common Stock which solely affects the par value of the sham of Common Stock, or in the case of any merger or consolidation of the Corporation with or into another corporation (other than a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any reclassification or reorganization of the outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the property of the Corporation as an entirety or substantially as an entirety in connection with which the Corporation is dissolved, the holders of Series A Preferred Stock shall have the right thereafter (until the Conversion or its equivalent of all outstanding shares of Series A Preferred Stock) to receive upon the conversion of the Series A Preferred Stock the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification. reorganization, merger or consolidation, or upon a dissolution following any such sale or other transfer, by a holder of the number of shares of Common Stock into which the Series A Preferred Stock is convertible immediately prior to such event; and if any reclassification also results in a change in shares of Common Stock, then such adjustment also shall be made. If the Corporation shall at any time or from time to time, issue, sell or otherwise dispose of any additional shares of Common Stock (including shares issued or issuable upon conversion, exchange or exercise of or for any security or instrument), however designated (other than (u) Common Stock or warrants or options to purchase such additional number of shares of Common Stock, in each case issued in connection with a bona fide acquisition, merger or similar transaction; (v) the issuance of any shares of Common Stock or options or rights to purchase such shares designated for such issuance as of the date hereof pursuant to any of the Corporation's employee, director, trustee, or consultant benefit plans, employment agreements, or similar arrangements or programs; (w) a change (by merger, reclassification, or otherwise) in the par value of the Common Stock; or (x) the issuance of shares of Common Stock or any securities convertible into or exchangeable or exercisable for shares of Common Stock in one or more public offerings registered with the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended yielding gross proceeds to the Corporation of at least $7,500,000) then the Conversion Rate shall be adjusted so that the number of shares of Common Stock issuable on a Conversion shall be increased in direct proportion to such increase in outstanding shares of Common Stock, so that Series A Preferred Stockholders as a class, on an as-converted basis, maintain the same percentage of the total combined voting power of all outstanding securities of the Corporation as of the date hereof.

(d) Successive Changes. The provisions of this Section shall similarly apply to successive reclassifications, reorganizations, mergers or consolidations, sales or other transfers.

(e) Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 6, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder, if any, of Series A Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based and shall file a copy of such certificate with its corporate records. The Corporation shall, upon the written request at any time of any holder of Series A Preferred Stock, furnish or cause to be furnished to such holder a similar certificate setting forth (1) such adjustments and readjustments, (2) the Conversion Rate then in effect, and (3) the number of shares of Common Stock and the amount, if any, of other property which then would be received upon the conversion of Series A Preferred Stock. Despite such adjustment or readjustment, the form of each or all Series A Preferred Stock Certificates, if the same shall reflect the initial or any subsequent conversion price, need not be changed in order for the adjustments or readjustments to be valued in accordance with the provisions of this Certificate of Designation, which shall control.

7. Special Redemption Provisions. Following a Change of Control of the Corporation by any person or entity, holders of Series A Preferred Stock will be required to redeem their shares of Series A Preferred Stock, in whole but not in part, within thirty (30) days after the date of an announced change of control or on which the Change of Control has occurred, for cash at the time of the change of control. Such

Change of Ownership or Control of the Corporation will require a mandatory redemption of the Series A Preferred Stock at the Mandatory Redemption Price (as defined below), plus accrued and unpaid dividends (whether or not declared), up to the redemption date. The redemption price of each share of Series A Preferred Stock (the "***Mandatory Redemption Price***") shall be $0.50 per share.

8. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the holders of Series A Preferred Stock against impairment.

9. No Fractional Shares and Certificate as to Adjustments. No fractional shares shall be issued upon the conversion of any share or shares of the Series A Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares issuable upon conversion shall be determined on the basis of the total number of shares of Series A Preferred Stock the holder is at the time convening into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

10. Notices of Record Date. In the event of any taking by the Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or any other right, the Corporation shall mail to each holder of Series A Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

11. Notices. Any notice required by the provisions of this Certificate of Designation to be given to the holders of shares of Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of the Corporation.

(12) Return of Status as Authorized Shares. Upon a Conversion or any other repurchase, redemption or extinguishment of all of the Series A Preferred Stock, the shares convened, repurchased. redeemed or extinguished will be automatically returned to the status of authorized and unissued shares of Preferred Stock, available for future designation and issuance pursuant to the terms of the Articles of Incorporation.

(13) Liquidation. (a) In the event of any Liquidation, before any distribution is made to holders of Common Stock or any other holder of equity or deemed equity, the Holders of the Series A Preferred Stock will be entitled to receive in respect of each share of Series A Preferred Stock held by such Holder as of immediately prior to such Liquidation, from the assets of the Corporation, or proceeds thereof, distributable among the holders of the Corporation's then-outstanding shares of capital stock, an amount equal to the Mandatory Redemption Price. If, upon such Liquidation, the assets of the Corporation, or proceeds thereof, are insufficient to pay the full Mandatory Redemption Price of each then-outstanding share of Series A Preferred Stock, then all such assets and proceeds of the Corporation so distributable will be distributed ratably in respect of the then outstanding shares of Series A Preferred Stock. (b) Notice of any Liquidation will be given by mail, postage prepaid, not less than thirty (30) days prior to the distribution or payment date stated therein, to each Holder of record of Series A Preferred Stock appearing on the stock books of the Corporation as of the date of such notice at the address of said Holder shown therein. Such

notice will state a distribution or payment date, the aggregate amount of Mandatory Redemption Price distributable in respect of all shares of Series A Preferred Stock then held by such Holder and the place where such amount will be distributable or payable. (c) After the payment in cash to the Holders of shares of the Series A Preferred Stock of the full Mandatory Redemption Price with respect to outstanding shares of Series A Preferred Stock, the Holders of outstanding shares of Series A Preferred Stock will have no right or claim, based on their ownership of shares of Series A Preferred Stock, to any of the remaining assets of the Corporation.

(14) Share Certificates; Transfer of Shares; Record Holders; Restrictive Legends. Until such time as the Series A Preferred Stock and Common Stock issued upon the conversion of Series A Preferred Stock, as applicable, have been sold pursuant to an effective registration statement under the Securities Act, or the Series A Preferred Stock or Common Stock issued upon the conversion of Series A Preferred Stock, as applicable, are eligible for resale pursuant to Rule 144 promulgated under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, each certificate issued with respect to a share of Series A Preferred Stock or any Common Stock issued upon the conversion of Series A Preferred Stock will, in addition to any legend required under the Series A Purchase Agreement or any other agreement applicable to such shares, bear a legend in substantially the following form: THE SECURITIES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. THE SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OR (2) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, IN EACH CASE IN ACCORDANCE WITH ALL APPLICABLE STATE SECURITIES LAWS AND THE SECURITIES LAWS OF OTHER JURISDICTIONS, AND IN THE CASE OF A TRANSACTION EXEMPT FROM REGISTRATION, UNLESS THE CORPORATION HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSACTION DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND SUCH OTHER APPLICABLE LAWS. (ii) Removal of Legend. In connection with a sale of the Series A Preferred Stock or Common Stock issued upon the conversion of Series A Preferred Stock, as applicable, in reliance on Rule 144 promulgated under the Securities Act, the applicable holder or its broker shall deliver to the Corporation a broker representation letter providing to the Corporation any information the Corporation deems necessary to determine that such sale is made in compliance with Rule 144 promulgated under the Securities Act, including, as may be appropriate, a certification that such holder is not an affiliate of the Corporation (as defined in Rule 144 promulgated under the Securities Act) and a certification as to the length of time the applicable equity interests have been held. Upon receipt of such representation letter, the Corporation shall promptly remove the restrictive legend, and the Corporation shall bear all costs associated with the removal of such legend. At such time as the Series A Preferred Stock and Common Stock issued upon the conversion of Series A Preferred Stock, as applicable, have been sold pursuant to an effective registration statement under the Securities Act or have been held by the applicable holder for more than one year where the holder is not, and has not been in the preceding three months, an affiliate of the Corporation (as defined in Rule 144 promulgated under the Securities Act), if the restrictive legend is still in place, the Corporation agrees, upon request of such holder, to take all steps necessary to promptly effect the removal of such legend, and the Corporation shall bear all costs associated with such removal of such legend. The Corporation shall cooperate with the applicable holder to effect the removal of such legend at any time such legend is no longer appropriate.

(15) Amendment. This Certificate of Designation constitutes an agreement between the Company and the holders of the Series A Preferred Stock. It may be amended by vote of the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series A Preferred Stock.

IN WITNESS WHEREOF, the undersigned has signed this certificate as of the 26th day of May 2020.

FOOTHILLS EXPLORATION, INC.

By: ______________________________

Name: B.P. Allaire
Title: President, Chief Executive Officer and Secretary